Exhibit 99.1

Contact: Leigh Salvo

415-513-1281

ir@entellusmedical.com

ENTELLUS MEDICAL ANNOUNCES PROMOTION OF ROBERT WHITE TO CHIEF EXECUTIVE OFFICER,

AND PRELIMINARY FIRST QUARTER 2015 REVENUES OF $13.4 TO $13.5 MILLION

PLYMOUTH, MN. (April 2, 2015) – Entellus Medical, Inc. (“Entellus Medical” or the “Company”) (NASDAQ: ENTL), a medical technology company focused on the design, development and commercialization of products for the minimally invasive treatment of chronic and recurrent sinusitis patients in the physician office setting or operating room, announced that effective today, Robert White, President and Chief Operating Officer of the Company has been promoted to President and Chief Executive Officer and appointed to its Board of Directors. In a planned move, Brian Farley, the Company’s current Chairman and Chief Executive Officer, has transitioned to Executive Chairman of the Board and part-time employment with the Company.

Brian Farley, Entellus Medical Chairman of the Board, said, “In just over four months, Bob has clearly demonstrated that he is ready to lead the Company. Bob has traveled extensively with our field sales personnel, meeting with and listening to over 50 ENT physician customers, observing procedures, and discussing the future of sinus surgery. Bob has gained extensive insight into the sinus surgery and balloon sinus dilation markets so that together with our highly experienced and talented management team, the Company is in a strong position to leverage our significant body of clinical evidence and broad product portfolio to continue driving our growth strategies.” Mr. Farley continued, “Bob’s rapid pace at learning our business along with his long history of successfully leading Med-tech businesses, positions Entellus Medical very well for strong execution and results.”

Mr. White said, “I am very excited to lead the organization in a broader capacity. Entellus Medical has achieved an exceptional record of sales execution, new product introductions and clinical evidence development, and is well positioned to drive the trend towards office-based treatment of sinusitis. I have been thoroughly impressed by the strength and caliber of the Entellus team and look forward to capitalizing on the significant opportunities ahead. It has been a pleasure working closely with Brian and I look forward to continuing to do so as we transition into our new roles.”

Board member Josh Baltzell commented on the management transition, “On behalf of the Board of Directors, I want to thank Brian for his tremendous leadership and excellent work since joining Entellus Medical as CEO in 2010. Among other notable accomplishments, Brian was responsible for directing the company’s commercial launch of its XprESS family of products, its clinical trial strategy, which includes REMODEL (the first prospective randomized trial between balloon dilation and FESS), and for leading the company through the successful initial public offering of its common stock. By moving to his new role as Executive Chairman, Brian will remain a frequent and active contributor to Entellus Medical’s success but also be able to spend more time with his family, which has been difficult to do given he lives in California and the Company is based in Minnesota. The promotion of Bob White to CEO was part of a succession plan we implemented to reduce the demands on Brian and to provide the company with an accomplished CEO who is located in Minnesota. We are grateful for Brian’s efforts as CEO and look forward to continuing to work with him in his new capacity as Executive Chairman.”

About Robert S. White

Mr. White joined Entellus Medical in November 2014 as President and Chief Operating Officer and has been responsible for Sales, Marketing, International, R&D, and Manufacturing Operations. From January 2010 to March 2014, Mr. White served as President and CEO of TYRX, Inc. which specialized in commercializing innovative, implantable combination drug and device products focused on infection control, and was sold to Medtronic Inc.

Prior to joining TYRX, Mr. White served as President of Medtronic Kyphon, President of Medtronic Physio Control, and in various business development positions at Medtronic Inc. and Eli Lilly and Company. Mr. White serves on the Board of Directors of publically traded companies, Novadaq Technologies and Atricure Inc., as well as privately owned HyperBranch Medical Technology Inc. Mr. White holds a B.S. in Aerospace Engineering from the University of Missouri-Rolla and an M.B.A. from Cornell University’s Johnson Graduate School of Management.

Preliminary First Quarter 2015 Revenue

The Company also announced today that it anticipates first quarter 2015 revenue will range from $13.4 to $13.5 million, representing annual growth of 32% to 33% compared to the first quarter of 2014. The Company plans to announce complete financial and operating results for the first quarter 2015 when it reports first quarter 2015 results.

About Entellus Medical, Inc.

Entellus Medical is a medical technology company focused on the design, development and commercialization of products for the minimally invasive treatment of chronic and recurrent sinusitis patients in the physician office setting or operating room. Its XprESS family of products is used by ENT physicians to open narrowed or obstructed sinus drainage pathways using balloon sinus dilation. When used as a stand-alone therapy, Entellus Medical’s balloon sinus dilation products are proven in a sufficiently powered prospective, multicenter, randomized, controlled trial to be as effective as functional endoscopic sinus surgery, or FESS. Entellus Medical currently markets its products in the United States and Canada and sells its products through a direct sales force in the United States.

Forward-Looking Statements

All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, any risks, uncertainties, assumptions, estimated future financial results and other factors which, if they do not materialize or prove correct could cause Entellus Medical’s results to differ materially from historical results or those expressed or implied by such forward looking statements. Such risks and uncertainties include, among others, the company’s dependence on a limited number of products, including the XprESS family of multi-sinus products; physicians’ willingness to change current practices and continue to adopt office-based balloon sinus dilation procedures; inability to maintain adequate levels of coverage or reimbursement for the procedures using the company’s products; the impact of competition within the industry; the company’s substantial dependence on a key license agreement; and the company’s ability to establish and maintain intellectual property protection for its products or avoid claims of infringement. Other factors that could cause actual results to differ materially from those contemplated in this press release can be found under the caption “Risk Factors” in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, and its other reports filed with the SEC. Entellus Medical undertakes no obligation to update or revise any forward looking statements, even if subsequent events cause our views to change.